Exhibit 99.1

TeleTech’s Board of Directors Approved an Increase in the

Semi-Annual Cash Dividend and Share Repurchase Program Authorization

Denver, Colo., February 27, 2017 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of customer experience, engagement, and growth solutions, announced that on February 23, 2017 its Board of Directors approved an increase in the Company’s semi-annual cash dividend and share repurchase program.

A cash dividend of $0.22 per common share will be paid on April 14, 2017 to shareholders of record as of March 31, 2017. In addition, the share repurchase program allowance was increased by an incremental $25 million. The pace of repurchase activity will depend on cash balances and needs of the business, cash flow from operations, market conditions, stock price, and acquisition opportunities. There is no expiration date on the share repurchase program.

ABOUT TELETECH

TeleTech (NASDAQ: TTEC) is a leading global provider of customer experience, engagement and growth solutions. Founded in 1982, the Company helps its clients acquire, retain and grow profitable customer relationships. Using customer-centric strategy, technology, processes and operations, TeleTech partners with business leadership across marketing, sales and customer care to design and deliver a simple, more human customer experience across every interaction channel. Servicing over 80 countries, TeleTech’s 43,500 employees live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TeleTech is bringing humanity to the customer experience, visit TeleTech.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, relating to our operations, expected financial position, results of operation, and other business matters that are based on our current expectations, assumptions, and projections with respect to the future, and are not a guarantee of performance. We use words such as “may,” “believe,” “plan,” “will,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “would,” “could,” “target,” or similar expressions, or when we discuss our strategy, plans, goals, initiatives, or objectives, we are making forward-looking statements.

We caution you not to rely unduly on any forward-looking statements. Actual results may differ materially from what is expressed in the forward-looking statements, and you should review and consider carefully the risks, uncertainties and other factors that affect our business and may cause such differences as outlined but are not limited to factors discussed in the sections entitled “Risk Factors” included in

Investor Contact	Media Contact
Paul Miller	Olivia Griner
303.397.8641	303.397.8999

TeleTech’s filings with the US Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and subsequent quarterly financial reports on Form 10-Q. TeleTech’s filings with the SEC are available in the “Investors” section of TeleTech’s website, www.teletech.com and at the SEC’s public website at www.sec.gov.  Our forward looking statements speak only as of the date of the press release and we undertake no obligation to update them, except as may be required by applicable laws.

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